Exhibit 99.1

SPECTRUM BRANDS ANNOUNCES INTENTION TO COMMENCE
AN EXCHANGE OFFER AND CONSENT SOLICITATION FOR ITS
8 ½% SENIOR SUBORDINATED NOTES DUE 2013

ATLANTA, March 12, 2007 - Spectrum Brands, Inc. (NYSE: SPC), today announced that that it intends to commence an exchange offer to refinance the $350 million in aggregate principal amount outstanding of its 8½% Senior Subordinated Notes due October 1, 2013 (the Existing Notes) (CUSIP No. 755081AD8) with new senior subordinated notes due October 2, 2013 of equal principal amount (the New Notes). The Company intends to commence the exchange offer by Friday, March 16, 2007, and to consummate the initial settlement of the exchange offer and the bank credit facility refinancing referred to below by March 30, 2007, subject to the terms, and the satisfaction of the conditions, described below.

The New Notes will bear interest at an initial rate of 11.00%, increasing to 11.25% on April 1, 2007 and thereafter increasing semi annually based on a specified schedule and other provisions. The New Notes will be redeemable by the company at scheduled redemption prices, reflecting a specified premium to par beginning immediately and declining to par on October 1, 2010.

In conjunction with the exchange offer, the company plans to solicit consents from the holders of Existing Notes to effect proposed amendments to the indenture for the Existing Notes that would eliminate substantially all of the restrictive covenants and events of default contained therein. The Company expects that the indenture for the New Notes will contain restrictive covenants and events of default substantially similar to those pertaining to the Company’s outstanding 7⅜% Senior Subordinated Notes due 2015, including specified provisions for senior secured credit facilities of up to $1.6 billion.

In connection with the exchange offer, the company has entered into an agreement with certain holders of the Existing Notes who previously delivered a notice of default to the company under which such holders have agreed not to exercise any rights or remedies which may be available to them under the indenture for the Existing Notes in respect of and to waive alleged defaults, to tender their notes in the exchange offer and to consent to the proposed amendments to the indenture for the Existing Notes. The company has been advised that these holders own or otherwise control a majority in aggregate principal amount of the outstanding Existing Notes. The agreement will terminate in the event that Existing Notes are not exchanged in the offer prior to April 10, 2007.

The closing of the exchange offer will be subject to various conditions, including the refinancing of the company's existing bank credit facility and holders of a majority in principal amount of the Existing Notes having tendered their Existing Notes in the exchange offer, consented to the amendments to the indenture for the Existing Notes and waived alleged defaults, and other customary terms and conditions.

The exchange offer will be made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This press release is not an offer to exchange any Existing Notes for New Notes, a solicitation of an offer to exchange any Existing Notes for New Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any New Notes or the solicitation of an offer to buy any New Notes. The exchange offer and consent solicitation will be made pursuant to an offering circular and consent solicitation statement, and a related letter of transmittal and consent, which the company expects to mail shortly to holders of the Existing Notes. The offering circular and consent solicitation statement, and related documents, will set forth the complete terms of the exchange offer and consent solicitation.

Forward Looking Statement

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the company's ability to complete asset sales to reduce its outstanding debt and leverage, (6) the company's ability to refinance its existing bank credit facility and successfully consummate the exchange offer and consent solicitation described in this press release, (7) the effects of the existing bank credit facility refinancing, exchange offer and consent solicitation in general and (8) various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K. Spectrum Brands can give no assurance as to future results, levels of activity or achievements, or that it will be able to complete the exchange offer and consent solicitation on the anticipated terms or at all.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:
Nancy O’Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Jamie Tully or Victoria Hofstad
212-687-8080